Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch, CFO	312.595.9123

The Female Health Company Expects to Report Modest Profit
in FY2011 Third Quarter despite Continued Delays in Receipt
and Shipping of Large Orders

Board of Directors Declares Third Quarter Cash Dividend
of $0.05 per Common Share

CHICAGO, July 15, 2011 - The Female Health Company (NASDAQ-CM: FHCO - News), today provided information regarding its financial expectations for the third quarter of FY2011.  The Company announced that, while it should report a modest profit and higher unit shipments for the third quarter of FY2011 than in the prior-year quarter, unit shipments, revenues and net income will be adversely affected by bureaucratic delays and other timing issues involving the receipt and shipment of anticipated substantial orders from Brazil and the Republic of South Africa.  As a result, while the Company expects positive operating earnings for FY2011, results will be significantly less than earlier guidance. Since the May 6, 2011 announcement that the Company’s Brazilian distributor, Semina Indústria e Comércio (Semina), was awarded a tender for up to 20 million female condoms, unexpected bureaucratic issues have delayed the placement of orders under the terms of the tender.  The Company is awaiting the resolution of certain administrative issues in the Republic of South Africa that have delayed a tender award for the purchase of up to 11 million female condoms.

The Company has routinely noted in its SEC filings and earnings releases that there is the possibility of significant quarter-to-quarter sales variations due to the timing and shipment of large orders.   The Company will report its operating results for the three and nine months ended June 30, 2011 on August 5, 2011.  The Company will hold a conference call at 10 AM CDT on that date to comment upon the financial results.

“Over the past years, the face of AIDS has become feminized.  Globally, HIV/AIDS is the leading cause of death for women of reproductive age (15-44).  Women now comprise more than 50% of adult HIV/AIDS cases. These facts have raised awareness of the need for prevention, as evidenced by the fact that FC2 is now available in 120 countries around the world.  Although our financial results have been constrained by continued bureaucratic delays related to the timing and shipment of certain large orders, we are confident that the fundamentals of our business remain strong and that demand for, and acceptance of, the FC2 Female Condom, continues to increase”, stated O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company.

“We are very encouraged by recent indications of demand growth from customers that distribute female condoms globally and believe the long-term outlook for the Company remains positive for three reasons:  the feminization of HIV/AIDS, the complexity of developing easy-to-use alternative prevention methods, and the emergence of drug resistant strains of sexually transmitted infections (STI’s).”

The Female Health Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share.  The dividend is payable August 9, 2011 to stockholders of record as of August 2, 2011.  This represents the seventh consecutive quarterly cash dividend declared by the Company since it announced the initiation of a cash dividend program in January 2010.

“The Company’s Board of Directors and management team believe that the payment of cash dividends allows shareholders to participate directly in the Company’s long-term success,” stated O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company.  “While our operating results have suffered due to timing issues involving large orders during the current fiscal year, we have continued to generate cash flows from operations that significantly exceed our capital spending requirements, and our balance sheet remains free of debt.  We remain highly optimistic regarding the Company’s future and the expanding role that FC2 will play in the global battle against HIV/AIDS.”

Any future quarterly dividends and the record date for any such dividend will be approved each quarter by the Company’s Board of Directors and announced by the Company.  Payment of future dividends is in the discretion of the Board of Directors and the Company may not have sufficient cash flows to continue to pay dividends.

About The Female Health Company
The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 120 other countries around the world.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., Europe, Canada, Australia, South Africa, Japan, China, Spain, Mexico, Greece and Turkey and are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include expected operating results for the third quarter of fiscal 2011 and the full fiscal year, the resolution of issues resulting in the delay of receipt of certain large orders and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2010.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.